March 13, 2003

                                 Westcore Trust
                            1625 Broadway, Suite 2200
                                Denver, CO 80202


ALPS Distributors, Inc.
1625 Broadway, Suite 2200
Denver, CO  80202
Attn: Traci Thelen

         Re: The FundVest - No Transaction Fee Agreement ("Agreement") dated as of March 13, 2003 between Pershing ("Pershing"), Westcore Trust ("Westcore" or the "Trust") and Denver Investment Advisors LLC ("DIA").

Dear Sirs:

         The Agreement referred to above requires Westcore to indemnify Pershing and Participating Correspondents (as defined in the Agreement) and their directors, officers, employees and agents for willful misconduct or negligence in the performance of, or failure to perform, its obligations pursuant to the Broker-Dealer Agreement between ALPS Distributors, Inc. and Pershing dated June 25, 1992 ("Service Agreement"). By your signature below, please signify that as of the date written above and during the term of the Agreement you will indemnify and hold harmless each of DIA, Westcore, and their trustees, members, officers, employees and agents from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorney's fees) incurred by any of them and arising as a result of ALPS Distributors, Inc.'s willful misconduct or negligence in the performance of, or failure to perform, its obligations pursuant to the Service Agreement.

         The Names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Trust are not made personally, but in such capacities, and bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

                                        Yours truly,


                                        Westcore Trust

                                        By:  _______________________
                                                 Name:  Jack D. Henderson
                                                 Title: Vice President
                                                 Date:


                                        Denver Investment Advisors LLC

                                        By:  _______________________
                                                 Name:  Jeffrey D. Adams
                                                 Title: Executive Manager
                                                 Date:


ACCEPTED AND AGREED TO:

ALPS Distributors, Inc.

By:  __________________________
         Name:
         Title:
         Date: